EXHIBIT 10.1

AMENDMENT NO. 3

THIS AMENDMENT NO. 3, dated as of August 27, 2013 (this “Amendment”), of that certain Credit Agreement referenced below is by and among AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation (“ATS” or the “Borrower”), PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Parent”), and the other Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto, and Bank of America, N.A., as Administrative Agent, for the Lenders.

W I T N E S S E T H

WHEREAS, a $300 million credit facility, consisting of a $250 million revolving credit facility and a $50 million term loan, has been established pursuant to the terms of that Credit Agreement dated as of May 10, 2010 (as amended and modified, the “Credit Agreement”) among ATS, as Borrower, the Parent and certain Subsidiaries, as Guarantors, the Lenders identified therein and Bank of America, N.A., as Administrative Agent and Collateral Agent;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, including, among other things, extension of the termination and maturity dates and repricing of the credit facilities thereunder and an increase in the Aggregate Revolving Committed Amount; and

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

2. Amendments to the Credit Agreement. The Credit Agreement is amended in the following respects:

2.1 Definitions. In Section 1.01 (Definitions) the term “Mandatory Costs” is deleted and the following terms are amended and/or added to read as follows:

“Amendment No. 3” means that certain Amendment No. 3 to this Credit Agreement dated as of the Amendment No. 3 Effective Date.

“Amendment No. 3 Effective Date” means the date that the conditions to effectiveness for Amendment No. 3 shall have been satisfied, being August 27, 2013.

“Applicable Percentage” means the following percentages per annum, based on the Consolidated Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter:

		Revolving Loans and Letters of Credit
Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans and Letters of Credit	Base Rate Loans	Commitment Fee
1	Less than 1.25 to 1.0	1.50%	0.50%	0.20%
2	Less than 1.75 to 1.0 but greater than or equal to 1.25 to 1.0	1.75%	0.75%	0.25%
3	Less than 2.25 to 1.0 but greater than or equal to 1.75 to 1.0	2.00%	1.00%	0.30%
4	Less than 2.75 to 1.0 but greater than or equal to 2.25 to 1.0	2.25%	1.25%	0.35%
5	Greater than or equal to 2.75 to 1.0	2.50%	1.50%	0.40%

		Term Loan A
Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
1	Less than 1.25 to 1.0	1.50%	0.50%
2	Less than 1.75 to 1.0 but greater than or equal to 1.25 to 1.0	1.75%	0.75%
3	Less than 2.25 to 1.0 but greater than or equal to 1.75 to 1.0	2.00%	1.00%
4	Less than 2.75 to 1.0 but greater than or equal to 2.25 to 1.0	2.25%	1.25%
5	Greater than or equal to 2.75 to 1.0	2.50%	1.50%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective not later than the date five (5) Business Days immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date not later than five (5) Business Days immediately following delivery thereof. The Applicable Percentage in effect from the Amendment No. 3 Effective Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending September 30, 2013 shall be determined based upon Pricing Level 3. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

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(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“CDOR Rate” means, the rate per annum, equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date of such Interest Period or if such day is not a Business Day, then on the immediately preceding Business Day as reported on the “CDOR page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designed by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, (iv) non-cash charges for non-cash equity compensation unless and until payment thereof is made in cash (with an adjustment being made to reduce Consolidated EBITDA in the case of any such cash payments), (v) non-cash charges for impairment of assets under Financial Accounting Standards 142 and 144, (vi) deferred financing costs relating to the Existing Credit Agreement, the refinancing thereof and amendments, consents and modifications to this Credit Agreement, (vii) actual cash and non-cash restructuring and related costs and/or acquisition and integration related costs in each case as determined by the Borrower taken in the fiscal years ended December 31, 2013 and December 31, 2014 in an aggregate amount not to exceed the amount set forth on Annex A attached hereto and (viii) other restructuring expenses acceptable to the Administrative Agent and the Required Lenders in their discretion, in each case on a consolidated basis determined in accordance with GAAP. For purposes herein, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Daily Floating Eurodollar Rate” means, for any day, a fluctuating rate per annum equal to LIBOR at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such day for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day. Notwithstanding the foregoing, the Daily Floating Eurodollar Rate on any day that is not a Business Day with respect to Eurocurrency Rate Loans shall be the Daily Floating Eurodollar Rate determined on the immediately preceding Business Day for Eurocurrency Rate Loans.

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“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan:

(i) in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) in the case of a Eurocurrency Rate Loan denominated in Canadian dollars, the CDOR Rate per annum;

(iii) in the case of a Eurocurrency Rate Loan denominated in Australian dollars, the rate per annum equal to the Bank Bill Swap Reference Bid rate or a successor thereto approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other page or commercially available source providing BBSY (Bid) quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period); and

(iv) in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06 (a).

(b) for any interest calculation with respect to a Base Rate Loan on any date, the Daily Floating Eurodollar Rate; and

(c) for all Non-LIBOR Quoted Currencies, the calculation of the applicable reference rate shall be determined in accordance with market practice.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, or a Base Rate Loan the interest rate on which is determined by reference to the Daily Floating Eurodollar Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

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Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor hereunder of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Support Obligation in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the guaranty by such Guarantor hereunder, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Guarantors” means (a) the Parent, (b) each Person identified on the signature pages hereto as a “Guarantor”, (c) each other Person that becomes a Guarantor pursuant to the terms hereof, and (d) the Borrower, for purposes of obligations of members of the Consolidated Group under Swap Contracts and Treasury Management Agreements and any Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.01 and 4.08 hereof) under the guaranty hereunder, and in each such case, together with their successors and permitted assigns.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurocurrency Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“LIBOR” shall have the meaning provided in the definition of “Eurocurrency Base Rate”.

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“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, British Pounds Sterling, Japanese Yen and Swiss franc; in each case as long as there is a published LIBOR rate with respect thereto.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Obligations” means, with respect to each Credit Party, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any member of the Consolidated Group and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any member of the Consolidated Group and any Lender or Affiliate of a Lender; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) the business or division acquired is for use, or the Person acquired is engaged, in businesses reasonably related or complementary to the extent reasonably comparable to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date;

(b) the Consolidated Leverage Ratio shall be at least .25 less than (one-quarter turn inside) the maximum Consolidated Leverage Ratio then in effect under Section 8.12 hereof, after giving effect thereto on a Pro Forma Basis;

(c) in the case of an Acquisition of the Capital Stock, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(d) (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, and (ii) a Responsible Officer of the Borrower shall provide a compliance certificate, in form and substance satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) through (d) hereof, (A) at least two (2) Business Days prior to the consummation of such Acquisition if proceeds of Loans hereunder are utilized to consummate such Acquisition or (B) not later than ten (10) Business Days after the consummation of such Acquisition if no proceeds of Loans hereunder are utilized to consummate such Acquisition.

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“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent).

“Revolving Termination Date” means August 27, 2018.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Specified Credit Party” has the meaning specified in Section 4.08.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Term Loan A Maturity Date” means August 27, 2018.

2.2 Clause (a)(v) of Section 1.02 is hereby amended to read as follows:

(v) any reference to any law shall include all statutory and regulatory, rules, regulations, orders and provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

2.3 In Section 2.01(a) the Aggregate Revolving Committed Amount of “TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000)” referenced therein is increased and amended to read “THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000)”.

2.4 Clause (e)(i) of Section 2.01 is amended to read as follows:

(i) the aggregate amount of loans and commitments for all Incremental Credit Facilities established on or after the Amendment No. 3 Effective Date as an Incremental Credit Facility shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000);

2.5 Section 2.08(a) is amended to read as follows:

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

2.6 Section 3.03 is amended to read as follows:

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3.03 Inability to Determine Rates

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) either the Administrative Agent or the Required Lenders determine in good faith that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan which is based on the Eurocurrency Base Rate, or (b) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Base Rate component of the Base Rate, the utilization of the Eurocurrency Base Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given by the Required Lenders, as soon as the circumstances described in this Section 3.03 no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected Currency or Currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurocurrency Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurocurrency Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

2.7 Section 3.04(a) is amended to read as follows:

(a) Increased Costs Generally. If any Change in Law shall:

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(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(iii) [Intentionally Omitted].

(iv) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan or any Base Rate Loan which is determined by reference to the Eurocurrency Base Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, in accordance with clause (c) below, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

2.8 Section 4.01(b) is amended to read as follows:

(b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Guaranteed Obligations, (i) the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

2.9 A new Section 4.08 is hereby added to the Credit Agreement, immediately following Section 4.07 of the Credit Agreement, to read as follows:

4.08 Keepwell.

Each Credit Party that is a Qualified ECP Guarantor at the time the guaranty provided in this Article IV by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Credit Party”) or the grant of a security interest under the Loan Documents by any such Specified Credit Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Credit Party under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or been terminated. Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations and a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party that would otherwise not constitute an “eligible contract participant” for any Swap Obligation for all purposes of the Commodity Exchange Act.

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2.10 A new Section 6.23 is added to read as follows:

6.23 OFAC. Neither the Borrower, nor any of its Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent affiliate or representative thereof is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

2.11 A new Section 7.15 is added to read as follows:

7.15 Sanctions. The Borrower will not, directly or indirectly, knowingly use the proceeds of any Credit Extension, or lend, contribute or otherwise knowingly provide such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund activities of or business with any individual or entity in a Designated Jurisdiction that, at the time of funding, is the subject of Sanctions applicable to them, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender or otherwise, of Sanctions applicable to them.

2.12 Section 8.12 is amended to read as follows:

8.12 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 1.25:1.0.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 3.25:1.0.

(c) [Intentionally Omitted].

2.13 Section 9.3 is amended by inserting the following at the end of the last paragraph thereof:

Excluded Swap Obligations with respect to any Guarantor shall not be paid with the amounts received from such Guarantor or its assets but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

2.14 Schedule 1.01-1 is deleted in its entirety.

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2.15 The Revolving Commitments are increased and reallocated among the Lenders as provided in Schedule 2.01 (Lenders and Commitments) attached hereto. The Lenders hereby acknowledge the increase and reallocation of Revolving Commitments, and agree to the assignment of commitments and interests, as necessary and appropriate, to give effect thereto.

2.16 Annex A attached hereto is hereby added to the Agreement.

3. Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions, in each case in form and substance satisfactory to the Administrative Agent:

3.1 Receipt by the Administrative Agent of executed signature pages to this Amendment from (i) the Borrower and the Guarantors, (ii) the Administrative Agent, and (iii) the Required Lenders.

3.2 Receipt by the Administrative Agent of executed promissory notes and amendments to the Collateral Documents, as appropriate, to evidence or otherwise give effect to this Amendment.

3.3 Receipt by the Administrative Agent of legal opinions of counsel for the Borrower and the Guarantors, including local counsel, where appropriate, regarding, among other things, existence, due authorization, execution, delivery and enforceability of this Amendment and the other loan documentation, no conflicts with organizational documents, material debt documents or applicable law, and perfection of security interests, in each case in a manner reasonably satisfactory to the Administrative Agent.

3.5 Receipt by the Administrative Agent of copies of supporting resolutions, Organization Documents, certificates of good standing, incumbency certificates and other corporate documentation from the Borrower and the Guarantors.

3.6 Confirmation of payment of all fees and expenses owing in connection with this Amendment, including fees and expenses of counsel for the Administrative Agent.

This Amendment shall not be effective until the Administrative Agent shall have given confirmation of satisfaction of all of the foregoing conditions.

4. Representations and Warranties. Each of the Credit Parties hereby represents and warrants that:

4.1 it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby;

4.2 it has executed and delivered this Amendment and the Amendment is a legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless whether enforcement is sought in equity or at law); and

4.3 as of the date hereof, (i) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct as of the date hereof, except to the extent that they specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect to this Amendment and the transactions contemplated herein.

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5. Acknowledgment of Guaranty Obligations and Liens.

5.1 Each of the Guarantors acknowledges and consents to all of the terms and conditions of this Amendment, affirms its guaranty obligations under and in respect of the Credit Documents and the increase in Revolving Commitments established hereby and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any Guarantor’s obligations under the Credit Documents, except as expressly set forth therein.

5.2 Each of the Credit Parties hereby affirms the Liens and security interests created and granted in the Credit Documents and agrees that this Amendment is not intended to adversely affect or impair such Liens and security interests in any manner.

6. Full Force and Effect; Affirmation. Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Credit Documents (including schedules and exhibits thereto) shall remain in full force and effect. Each of the Credit Parties hereby (a) affirms all of its obligations under the Credit Documents to which it is party and (b) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge their obligations under any Credit Document, except as expressly stated therein.

7. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen PLLC.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery by any party hereto of an executed counterpart of this Amendment by facsimile shall be effective as such party’s original executed counterpart.

9. Credit Document. Each of the parties hereto hereby agrees that this Amendment is a Credit Document.

10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation By: /s/ Douglas Noe Name: Douglas Noe Title: Treasurer
GUARANTORS:

AMERICAN TELECONFERENCING SERVICES, LTD.,

a Missouri corporation

PREMIERE GLOBAL SERVICES, INC.,

a Georgia corporation

NETSPOKE, INC.,

a Delaware corporation

IMEET, INC.,

a Delaware corporation

By:     /s/ Douglas Noe

Name: Douglas Noe

Title:   Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent By: /s/ Fani Davidson Name: Fani Davidson Title: Vice President

Lenders:	BANK OF AMERICA, N.A., as L/C Issuer, Swingline Lender and as a Lender By: /s/ Ryan Maples Name: Ryan Maples Title: Vice President

RBS CITIZENS, NATIONAL ASSOCIATION, as Joint Lead Arranger and as a Lender By: /s/ Michael D. Jones Name: Michael D. Jones Title: VP

WELLS FARGO BANK, N.A., as Co-Documentation Agent and as a Lender By: /s/ Rachel S. Somerstein Name: Rachel S. Somerstein Title: Senior Vice President

Regions bank, as Co-Documentation Agent and as a Lender By: /s/ David Sozio Name: David Sozio Title: Managing Director

fifth third bank, an Ohio banking corporation, as a Lender By: /s/ Dan Komitor Name: Dan Komitor Title: Sr. Relationship Manager

synovus BANK By: /s/ John R. Frierson John R. Frierson Vice President

comerica bank By: /s/ Timothy O’Rourke Name: Timothy O’Rourke Title: Vice President

atlantic capital bank By: /s/ Glenn Little Name: Glenn Little Title: Senior Vice President